Filed Pursuant to Rule 424(b)(5)

Registration No. 333-67366

Prospectus Supplement to Prospectus dated September 21, 2001.

6,000,000 Shares

Tularik Inc.

Common Stock

Tularik is offering 6,000,000 shares to be sold in the offering.

The common stock is quoted on the Nasdaq National Market under the symbol “TLRK.” The last reported sale price of the common stock on November 10, 2003 was $12.01 per share.

See “Risk Factors” beginning on page S-7 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$11.900	$71,400,000
Underwriting discount (1)	$0.714	$3,419,533
Proceeds, before expenses, to Tularik (1)	$11.186	$67,980,467

(1)	The underwriters will receive an underwriting discount of $0.119 on the sale of any of the 1,452,885 shares of common stock allocated by the underwriters for purchase by Amgen Inc. at the initial price to public. The per share prices set forth in the table above represent prices for shares resold by the underwriters to purchasers other than Amgen Inc., and the total amounts give effect to all shares sold in the offering, including the shares allocated by the underwriters for purchase by Amgen Inc.

To the extent that the underwriters sell more than 6,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 900,000 shares from Tularik at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on November 14, 2003.

Goldman, Sachs & Co.

SG Cowen

UBS Investment Bank

SunTrust Robinson Humphrey

Prospectus Supplement dated November 10, 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither the delivery of this prospectus supplement nor the sale of common stock means that information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. These documents are not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstance under which the offer or solicitation is unlawful.

Tularik and the Tularik logo are trademarks of Tularik Inc. This prospectus supplement also refers to trademarks and tradenames of other companies.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section.

Tularik Inc.

We seek to discover and develop a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Building on our scientific strengths, we intend to become a world-class pharmaceutical company. Our broad scientific platform addresses many diseases that represent attractive potential commercial markets. We have focused our drug discovery and development efforts in the therapeutic areas of immunology, metabolic diseases and oncology. In each therapeutic area, our assets include multiple targets and drug candidates for a number of diseases. We have four compounds addressing unmet medical needs in clinical development for which we have retained worldwide commercialization rights, including one in a pivotal phase 2/3 clinical trial. In addition, through our collaboration with Eli Lilly & Co., Lilly is advancing to phase 2 clinical trials a compound discovered by Tularik for which we are eligible for milestone and royalty payments.

Clinical Product Candidates.    The following table summarizes key information about our clinical product candidates and the clinical product candidate of a collaborator for which we are eligible for milestone and royalty payments:

Programs	Clinical Status	Worldwide Commercialization Rights	Key Achievements

Cancer

T67	Phase 2/3 (pivotal trial)	Tularik	Discovered at Tularik, T67 is an anti-cancer product candidate that binds irreversibly to the same protein targeted by the cancer drugs Taxol and vincristine. We initiated a pivotal phase 2/3 clinical trial of T67 for the treatment of hepatocellular carcinoma (HCC), or liver cancer, in March 2003. The design of this pivotal trial has been reviewed and agreed to by the FDA as part of its Special Protocol Assessment guidance. In October 2003, we received a Fast Track designation from the FDA for T67 for the treatment of HCC.

T607	Phase 2	Tularik	Discovered at Tularik, T607 is an analog of T67 that may have advantages over T67 in that it has a reduced ability to enter the brain. We commenced phase 2 clinical trials of T607 in 2002. T607 is being evaluated in patients with HCC, ovarian cancer, gastric cancer and esophageal cancer.

Programs	Clinical Status	Worldwide Commercialization Rights	Key Achievements

Immunology

T487: Immune disorders	Completed Phase 1	Tularik

Discovered by Tularik in collaboration with ChemoCentryx, Inc., T487 is an orally active small molecule product candidate that targets a protein involved in the inflammatory response. T487 inhibits the migration of immune cells to inflamed tissues. We expect to commence a phase 2 clinical trial of T487 for psoriasis later this year.

Metabolic Disease

T131: Type II Diabetes	Completed Phase 1	Tularik	Discovered at Tularik, T131 is an orally active small molecule product candidate that binds to the same protein targeted by the insulin sensitizing drugs Actos and Avandia. In animals, T131 has a superior safety profile and is more potent than Avandia. We expect to commence a phase 2 clinical trial of T131 for Type II Diabetes later this year.

Cardiovascular

Factor Xa Inhibitor	Completed Phase 1	Lilly	Discovered by Tularik in collaboration with Lilly, this Factor Xa inhibitor could prevent and treat venous and arterial thrombotic disorders that include deep vein thrombosis and pulmonary embolism, as well as stroke associated with atrial fibrillation. Results from a phase 1 clinical trial completed by Lilly suggest that once a day dosing was associated with suppression of thrombosis markers. Tularik is entitled to receive milestones as this compound progresses through clinical trials and royalties on any sales by Lilly.

None of our programs are expected to generate commercially available products until at least 2006.

Our Drug Discovery Approach.    Our drug discovery platform is directed toward the discovery of gene regulating pathways and orally available drugs that act on these pathways. We believe that our understanding of gene regulation, the strength of our scientific and management team and the efficiencies captured through our integrated drug discovery and development platform place us in a leading position to discover, develop and commercialize novel, orally available drugs.

Advantages of Gene Regulation Approach.    Our approach based on gene regulation permits the identification of multiple targets within a pathway or subpathway that regulates genes and increases the likelihood that we will be able to identify the optimal target for effective therapeutic intervention. The potential to regulate the part of the pathway that causes a specific disease without impacting other parts of the same pathway that perform other functions may allow us to develop drugs that have fewer side effects than less specific drugs. Many intracellular targets associated with gene regulation pathways are well suited for small molecule, orally available drugs. In addition, we believe that understanding the mechanism of action of drug candidates that act by gene regulation may allow us to select clinical indications and design clinical trials that have more predictable results than has typically been the case. Finally, gene regulation is fundamental to the development or progression of most diseases and, therefore, may have broad applicability.

Integrated Drug Discovery and Development Platform.    Our drug discovery and development expertise includes molecular biology, high-throughput and virtual screening, biochemistry, structural biology, chemistry, pharmacology, preclinical and clinical testing, biometrics and regulatory affairs. Our management team has extensive drug discovery and development experience with large pharmaceutical companies. To complement our internal capabilities, we collaborate with world-renowned scientists and clinicians and with leading pharmaceutical companies. We believe that our integration of biology, chemistry and pharmacology enhances our ability to find novel gene regulating drugs and that our drug discovery and development efforts are highly efficient and productive.

Preclinical Product Candidates.    The following table summarizes key information about our preclinical product candidates:

Programs	Preclinical Status	Worldwide Commercialization Rights	Key Achievements

Cancer

Amplified Oncogenes	Lead optimization	Amgen	In collaboration with Amgen Inc., we are advancing compounds and antibodies against a number of oncogene-encoded targets. Recently, Amgen selected for optimization two compounds identified by Tularik, each directed against a different target, resulting in the payment of two milestones.

Immunology

Asthma	IND candidate	Tularik	We have identified compounds with oral activity in animal models potentially predictive of anti-asthma efficacy.

Metabolic Disease

Type II Diabetes	IND candidate	Profits split with Japan Tobacco	In collaboration with Japan Tobacco, we have identified compounds with oral activity in animal models potentially predictive of anti-diabetic efficacy.

Lipid Disorders	IND candidate	Tularik	We have identified a series of orally active compounds that improve cholesterol profile in animals and have discovered regulatory pathways involved in cholesterol metabolism.

Obesity (compounds against two targets)	IND candidates	1) Tularik 2) Profits split with Japan Tobacco	We have identified compounds with activity against two separate targets with activity in animal models potentially predictive of anti-obesity efficacy.

“Lead Optimization”—ongoing efforts to improve potency, toxicity, specificity and/or other properties of drug leads. Evaluation of drug leads in relevant models in order to identify an IND candidate.

“IND candidate”—pharmacology and toxicology testing in preclinical models to gather data necessary to comply with applicable regulatory protocols prior to submission of an IND application to the FDA.

Strategy.    Our objective is to build a world-class pharmaceutical company that discovers, develops and commercializes novel and superior drugs that act by gene regulation. The key elements of our scientific and business strategy to achieve our objective are:

Develop orally available small molecule drugs.    Our drug discovery and development efforts primarily focus on orally available small molecule drugs. The major commercial advantage of small molecule therapeutics is the potential for oral dosing, which is the most convenient route of administration for patients. In addition, these drugs can be manufactured by conventional methods, resulting in lower manufacturing costs and higher margins than for many other types of drugs, such as protein therapeutics.

Focus on diseases representing attractive market opportunities with significant unmet medical needs.    Our drug discovery efforts generally target diseases that represent attractive commercial opportunities and that are underserved by available therapeutic alternatives. Shortcomings of currently available treatments may include limited efficacy, side effects or method of delivery. In particular, we believe that drugs that treat disease with a high degree of specificity without these shortcomings will have strong commercial potential.

Emphasize scientific excellence across our multidisciplinary drug discovery and development platform.    We intend to build on the excellence in our target discovery, assay development, screening and chemistry capabilities by continuing to integrate high quality efforts in structural biology, pharmacology and preclinical and clinical development.

Increase likelihood of commercial success through diversification.    To reduce the risks inherent in drug discovery and development and our reliance on any one of our programs, we have diversified our drug discovery and development efforts by pursuing a large number of diseases and multiple promising targets and drug candidates for these diseases. Where appropriate, we intend to pursue product candidates that act through mechanisms of action other than gene regulation and/or that are not orally available small molecule drugs.

Commercialize pharmaceuticals in selected markets.    We intend to bring to market novel and superior drugs that are proprietary to us. In North America, we intend to develop a focused sales force to market such products to specialty physicians. We intend to seek corporate collaborations or joint ventures for drugs developed by us that are prescribed by general practice physicians or a large number of specialists. In addition, we intend to continue to selectively collaborate with pharmaceutical and biotechnology companies to accelerate product commercialization in Asia and possibly Europe. We have retained worldwide commercialization rights to our current clinical product candidates.

Sustain a pipeline of drug candidates and accelerate drug development.    We believe our drug discovery and development platform, coupled with the breadth of our programs, is capable of yielding a large number of product candidates. We subject each product candidate to rigorous pre-clinical scrutiny and determine its mechanism of action before we enter clinical trials. This enables us to obtain the best drug candidate for each indication and to focus financial resources only on product candidates that we believe are the most likely to become drugs. We may be able to accelerate approval and commercialization by developing a detailed understanding of our product candidate’s characteristics, which may enable us to select optimal clinical indications and design the most appropriate clinical trials.

We were incorporated in California in 1991 and reincorporated in Delaware in 1997. Our principal office is located at 1120 Veterans Boulevard, South San Francisco, California 94080, and our telephone number is (650) 825-7000.

The Offering

Common stock offered by Tularik	6,000,000 shares

Common stock to be outstanding after the offering	65,364,625 shares

Use of proceeds	Research and development (including on-going and future clinical trials), working capital and general corporate purposes.

Risk factors	See “Risk Factors” beginning on page S-7 for a discussion of factors you should consider before buying shares of our common stock.

Nasdaq National Market Symbol	“TLRK”

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2003. At that date, we had 59,364,625 shares of common stock outstanding, excluding:

•	9,316,637 shares of common stock underlying outstanding options and warrants at a weighted average exercise price of $10.19 per share; and

•	244,003 shares available for issuance or future grant under our 1997 Equity Incentive Plan, 966,619 shares available for issuance under our 1999 Employee Stock Purchase Plan and 350,000 shares available for issuance or future grant under our 1997 Non-Employee Directors’ Stock Option Plan.

SUMMARY FINANCIAL DATA

The table below presents summary statement of operations and balance sheet data. The summary financial data for the year ended December 31, 2002 are derived from our audited financial statements for that period. We derived the summary financial data as of September 30, 2003 and for the nine months ended September 30, 2003 from our unaudited financial statements. The unaudited financial statement data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for this period. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes contained in our annual reports, quarterly reports and other information on file with the SEC. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.” The as adjusted balance sheet data gives effect to the sale of 6,000,000 shares of our common stock in this offering, at the public offering price of $11.90 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
	(in thousands, except per share data)
Statement of Operations Data
Total revenue	$25,262	$20,489
Total operating expenses	121,675	100,153
Net loss	(93,828)	(79,618)
Net loss per share, basic and diluted	(1.83)	(1.40)
Weighted average shares used in computing net loss per share, basic and diluted	51,284	56,681

	September 30, 2003
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$150,329	$218,059
Working capital	109,048	176,778
Total assets	198,732	266,462
Long-term liabilities	31,694	31,694
Accumulated deficit	(352,667)	(352,667)
Total stockholders’ equity	94,889	162,619

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occurs, our business could be materially harmed and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks and uncertainties occurs, the trading price of our common stock could decline, and you might lose all or part of your investment.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations.

We have generated operating losses since we began operations in November 1991. Net losses were $79.6 million in the first nine months of 2003, $93.8 million in 2002, $48.6 million in 2001 and $43.3 million in 2000. The extent of our future losses and the timing of potential profitability are highly uncertain, and we may never achieve profitable operations. We have been engaged in discovering and developing drugs since inception, which has required, and will continue to require, significant research and development expenditures. To date, we have no products that have generated any revenue. As of September 30, 2003, we had an accumulated deficit of approximately $352.7 million. Even if we succeed in developing a commercial product, we expect to incur losses for at least the next several years, and we expect that our losses will increase as we expand our research and development activities. These losses, among other things, have had and will have an adverse effect on our stockholders’ equity and working capital. If the time required to generate product revenues and achieve profitability is longer than anticipated, we may not be able to continue our operations. We do not anticipate that we will generate product revenues until at least 2006, and we do not anticipate that we will achieve profitability for at least several years after generating material product revenues. If we fail to obtain the necessary capital, we will not be able to fund our operations.

Because our product candidates are in an early stage of development, there is a high risk of failure.

We have no products that have received regulatory approval for commercial sale. All of our product candidates, except T67, are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. Except for T67, none of our product candidates has advanced beyond phase 2 clinical trials. In addition, none of our prospective products, including T67 and T607, are expected to receive regulatory approval and be commercially available until at least 2006.

In addition, to compete effectively, our products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives, and, as a result, we may be unable to successfully market and sell our current or future product candidates. In addition, any of our products may not attain market acceptance. Also, third parties may develop superior products or have proprietary rights that preclude us from marketing or profiting from our products.

At any time, we may decide not to continue the development of a product candidate or not to commercialize a product candidate. For example, two of our drug candidates, T67 and T607, operate in a similar manner. Based on results at any stage of clinical trials, we may decide to discontinue development of one or both of these compounds. Additionally, even if clinical results are favorable for both compounds, we may decide to commercialize only one of these compounds.

The progress and results of our animal and human testing are uncertain.

Pre-clinical testing and clinical development are long, expensive and uncertain processes. It may take us several years to complete our testing of a product candidate, and failure can occur at any stage of testing. Interim results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a single partial response or even a small number of partial responses in cancer patients is not necessarily indicative of success in demonstrating efficacy in phase 2 and phase 3 clinical testing. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials after promising results in earlier trials.

Commercialization of our product candidates depends upon successful completion of clinical trials. We must provide the FDA and foreign regulatory authorities with pre-clinical and clinical data that demonstrates the safety and efficacy of our products before they can be approved for commercial sale.

Any clinical trial may fail to produce results satisfactory to the FDA. Pre-clinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. For example, during 2002, we terminated phase 2 clinical trials of our anti-cytomegalovirus drug candidate, T611, and our anti-cancer drug candidate, T64.

In addition, the FDA could determine that the design of a clinical trial is inadequate to produce reliable results and require us to revamp the design of the clinical trial or terminate the clinical trial altogether. If we need to revamp a clinical trial or perform more or larger clinical trials than planned, our financial results will be harmed.

In March 2003, we initiated a phase 2/3 clinical trial for T67 that will enroll approximately 750 first-line hepatocellular carcinoma (“HCC”) patients. This trial is likely to take several years to complete and contemplates early termination if safety or efficacy data on the first 100 patients is unsatisfactory. The FDA has informed us that if trial results satisfy certain criteria, this one trial could support an application to market T67 for HCC, but additional trials may be necessary. Additionally, the FDA has informed us that it will require additional pre-clinical testing of T67 prior to regulatory approval, and we are in the process of performing this additional testing. Any setbacks in our T67 program could cause a substantial decline in our stock price.

We do not know whether our existing or any future clinical trials will demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or will result in marketable products. Our failure to adequately demonstrate the safety and efficacy of our products under development will prevent receipt of FDA approval and, ultimately, commercialization of our product candidates.

For additional information concerning the testing of our prospective products, see “Business—Government Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2002.

Delays in clinical testing could result in increased costs to us.

Significant delays in clinical testing could materially impact our product development costs. We do not know whether planned clinical trials will begin on time, will need to be revamped or will be completed on schedule, or at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a study, delays in reaching agreement on acceptable terms with prospective clinical sites or delays occurring at a prospective clinical site such as delays in obtaining institutional review board approval to conduct a study at a prospective clinical site. In addition, we may experience delays in recruiting subjects to participate in a study.

Further, we typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to oversee the operations of such trials and to perform data collection and analysis. As a result, we may face additional delaying factors outside our control if these parties do not perform their obligations in a timely, complete or accurate fashion.

While we have not yet experienced delays that have materially impacted our clinical trials or product development costs, delays of this sort could occur for the reasons identified above or other reasons. If we have delays in testing or approvals, our product development costs will increase. For example, we may need to make additional payments to third-party investigators and organizations to retain their services or we may need to pay recruitment incentives. If the delays are significant, our financial results and the commercial prospects for our product candidates will be harmed, and our ability to become profitable will be delayed.

Since there is a narrow therapeutic window between efficacy and toxicity in certain anti-cancer drugs, clinical trials may be terminated at an early stage, and the development of the product candidate may be discontinued.

Two of our four current clinical candidates, T67 and T607, are cytotoxic agents directed to the treatment of cancer. Anti-cancer drugs of this type generally have a narrow therapeutic window between efficacy and toxicity. Because cancer patients are often critically ill and anti-cancer drugs can be extremely toxic to humans, drug-related deaths and very serious side effects may occur in clinical trials. If unacceptable toxicity is observed in clinical trials, the trials may be terminated at an early stage so that we can conduct further preclinical research or the development of the product candidate may be completely discontinued, despite favorable pre-clinical or early clinical results.

Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

Before commencing clinical trials in humans in the United States, we must submit an investigational new drug application, or IND application to the FDA. Clinical trials are subject to oversight by institutional review boards and the FDA and:

•	must be conducted in conformance with the FDA’s good clinical practices and other applicable regulations;

•	must meet requirements for institutional review board oversight;

•	must meet requirements for informed consent;

•	are subject to continuing FDA oversight;

•	may require large numbers of test subjects; and

•	may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

While we have stated that we intend to file one to two INDs per year over the next several years, this is only a statement of intent, and we may not be able to do so because we may not be able to identify suitable product candidates. In addition, the FDA may not permit us to proceed with clinical trials under any IND in a timely manner, or at all.

Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective in the patient population that will be treated. Delays or rejections of regulatory clearances may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

For additional information concerning regulatory approval of our prospective products, see “Business—Government Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2002.

Failure to attract, retain and motivate skilled personnel and cultivate relationships with leading clinicians and scientists will delay our product development programs and our research and development efforts.

We had approximately 410 employees as of September 30, 2003, including employees of our majority-owned subsidiary, Cumbre Inc. Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading clinicians and scientists. Following the departure of our then chief financial officer, Corinne H. Lyle, in February 2003 to pursue other opportunities, we have been engaged in a search to recruit a new chief financial officer. We may not be able to fill that position in the near future. Competition for skilled personnel is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists and clinical development personnel. Currently, we do not have employment contracts with any of our management, scientific or development personnel. In addition, we do not carry any “key person” insurance. We are highly dependent on certain of our management, scientific and development personnel. In particular, the loss of the services of David V. Goeddel, our chief executive officer, could impede significantly the achievement of our research and development objectives, our relationships with existing and potential collaborators and the development of our product candidates. We also rely on the expertise and services of certain leading clinicians and scientists to act as consultants, clinical study investigators and/or advisory board members. If we fail to obtain, and in some cases maintain, productive and collaborative relationships with certain clinicians and scientists, our product development programs and our research and development efforts may be delayed. We do not know if we will be able to attract, retain or motivate personnel or cultivate or maintain key relationships.

The drug discovery methods we employ are relatively new and may not lead to the development of drugs.

The drug discovery methods we employ based upon the regulation of gene expression are relatively new. We do not know if these methods will lead to the discovery of commercially viable drugs. Our two cancer product candidates undergoing clinical testing do not act by the regulation of gene expression. There is limited scientific understanding generally relating to the regulation of gene expression and the role of genes in complex diseases, and relatively few products based on gene discoveries have been developed and commercialized by drug manufacturers. Even if we are successful in identifying the pathways that cells use to control the expression of genes associated with specific diseases, these discoveries may not lead to the development of drugs. Furthermore, our drug discovery efforts are focused on a number of target genes whose functions have not yet been fully identified. As a result, the safety and efficacy of drugs that alter the expression of these genes have not yet been established. Therefore, drugs we identify that alter the expression of our target genes may prove to be unsafe or ineffectual and, as a result, our research and development activities may not result in any commercially viable products.

Currently, all of our corporate collaborations have terms of five years or less and include provisions that allow the other party to terminate on short notice in certain circumstances. If we cannot maintain our key current corporate collaborations and enter into new corporate collaborations, our product development could be delayed.

We rely, to a significant extent, on our corporate collaborators to provide funding in support of our research and to jointly conduct some research and pre-clinical testing functions. Currently we are dependent on active collaborations with Amgen, Sankyo and the pharmaceutical division of Japan Tobacco. The collaboration agreement with Amgen may be terminated by either party upon a material breach by the other party. The collaboration agreement with Sankyo provides that Sankyo may terminate the agreement on December 10, 2003 for any reason, or at the end of each ensuing year if intellectual property considerations prevent the collaboration from working with the targets being pursued in the collaboration. Either party may terminate the agreement at any time upon a material breach by the other party. The collaboration agreement with Japan Tobacco may be terminated by either party upon a material breach by the other party. In addition, the research collaboration may be terminated by Japan Tobacco at the end of the fourth year of the five-year research collaboration (June 1, 2004) on 75 days’ prior written notice. In each of the Sankyo and Japan Tobacco collaborations each party may elect to terminate its co-development obligations with respect to, and profit-sharing interest in, a given collaboration product, with immediate effect upon written notice to the other party. In the Amgen collaboration, Amgen may elect to terminate development of a given collaboration product with immediate effect upon written notice to Tularik.

If any of our corporate collaborators were to breach or terminate their agreement with us or otherwise fail to conduct the collaborative activities successfully and in a timely manner, the pre-clinical or clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated. We cannot control the amount and timing of resources our corporate collaborators devote to our programs or potential products. In addition, we expect to rely on our corporate collaborators for commercialization of some of our products.

The continuation of any of our partnered drug discovery and development programs may be dependent on the periodic renewal of our corporate collaborations. All of our corporate collaborations have terms of five or fewer years, which is less than the period required for the discovery, clinical development and commercialization of most drugs. Certain of our corporate collaboration agreements provide that, upon expiration of a specified period after commencement of the agreement, the corporate collaborator has the right to terminate the agreement on short notice, and may permit termination without cause. Our collaboration with Merck & Co., Inc. was terminated by Merck in March 1999, our collaboration with Sumitomo Pharmaceuticals Co., Ltd. expired in January 2000, our collaboration with Taisho Pharmaceutical Co., Ltd. was terminated by Taisho in March 2000, our collaboration with Knoll AG was terminated in October 2001, our collaboration with the pharmaceutical division of Japan Tobacco on obesity expired in September 2001, our collaboration with the pharmaceutical division of Japan Tobacco on lipid disorders was terminated in April 2002, the research portion of our collaboration with the Roche Bioscience division of Syntex (U.S.A.) LLC relating to inflammation expired in July 2002 and the research portion of our collaboration with Eli Lilly and Company relating to the treatment of blood clots expired in December 2001. Our existing corporate collaboration agreements also may terminate before the full term of the collaborations. Moreover, we may not be able to renew our current collaborations on acceptable terms, if at all. If funding from one or more of our corporate collaborations was reduced or terminated, we would be required to devote additional internal resources to product development or scale back or terminate some development programs or seek alternative corporate collaborators.

There have been a significant number of business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future corporate collaborators. If business combinations involving our corporate collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our corporate collaborations.

We may not be able to negotiate additional corporate collaborations on acceptable terms, if at all, and these collaborations may not be successful. Our quarterly operating results may fluctuate significantly depending on the initiation of new corporate collaboration agreements or the termination or expiration of existing corporate collaboration agreements.

We may not have the resources required to realize the value from our commercialization rights, and if we do not realize value from our commercialization rights, we may not achieve our commercial objectives.

If we do not effectively exploit the commercialization rights we have retained, we may not achieve profitability. In most of our corporate collaborations to date, we have retained various commercialization rights for the development and marketing of pharmaceutical products, including rights in specified geographical regions. For a description of programs for which we have retained commercialization rights, see “Business—Corporate Collaborations” in our Annual Report on Form 10-K for the year ended December 31, 2002. We may take advantage of these currently retained rights directly or may exploit retained rights through collaborations with others. The value of these rights, if any, will be largely derived from our ability, directly or with collaborators, to develop and commercialize drugs, whose success is also uncertain.

The exploitation of retained commercialization rights requires sufficient capital; technological, product development, manufacturing and regulatory expertise and resources; and marketing and sales personnel. We may not be able to develop or obtain these resources in sufficient quantity, or of sufficient quality, to enable us to achieve our objectives. To the extent that we are required to rely on third parties for these resources, failure to establish and maintain our relationships will affect our ability to realize value from our retained commercialization rights. If we seek to commercialize products for which we have retained rights through joint ventures or collaborations, we may be required to relinquish material rights on terms that may not be favorable to us. We do not know whether we will be able to enter into any agreements on acceptable terms, if at all, or whether we will be able to realize any value from our retained commercialization rights.

If our competitors are better able to attract qualified personnel or collaborators; develop, license or acquire proprietary technology that is superior to our technology; or develop and market products that are more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

Our commercial opportunity will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates. With respect to our drug discovery programs, other companies have product candidates in clinical trials to treat each of the diseases for which we are seeking to discover and develop product candidates. These competing potential drugs are further advanced in development than are any of our potential products and may result in effective, commercially successful products. Even if we, alone or with our collaborators, are successful in developing effective drugs, our products may not compete effectively with these competing products or other successful products. Our competitors may succeed in developing and marketing products that are more effective or easier to use than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies with large drug and target discovery efforts as well as universities and public and private research institutions. We estimate that we have at least 20 competitors in the cancer area, including Bristol-Myers Squibb. Competition for T67 and T607 could include approved tubulin binding drugs, such as Taxol, Taxotere, navelbine, vincristine and vinblastine, and Thymitaq, a systemic chemotherapy that is in phase 3 testing for HCC. We estimate that we have at least 20 competitors in the immune disorders area, including Novartis. There are several drugs approved for the treatment of rheumatoid arthritis and/or psoriasis, such as Enbrel, Remicade and Raptiva, and many therapies in development, such as P38 map kinase inhibitors, that could compete with T487. We estimate that we have at least 15 competitors in the metabolic diseases area, including GlaxoSmithKline and Merck. There are a number of drugs in development that target PPARgamma (peroxisome proliferator-activated receptor gamma), as does our drug candidate T131, and there are two compounds targeting PPARgamma already on the market (Actos and Avandia). In addition, companies pursuing different but related fields, such as gene therapy, represent substantial competition.

Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do. In addition, these organizations also compete with us to:

•	attract qualified personnel;

•	attract parties for acquisitions, joint ventures or other collaborations; and

•	license technology that is competitive with or required to commercialize the technology we are practicing.

For additional information regarding the competition we face, see “Business—Competition” in our Annual Report on Form 10-K for the year ended December 31, 2002.

Because it is difficult and costly to protect our proprietary rights, we cannot ensure their protection.

Our commercial success will depend, in part, on obtaining patent protection on our products and successfully defending these patents against third-party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the breadth of claims allowed in our patents and other companies’ patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	any patents issued to us or our collaborators may not provide a basis for commercially viable products or may not provide us with any competitive advantages or may be challenged by third parties;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our ability to do business.

As of September 30, 2003, we held more than 100 U.S. patents and had approximately 100 patent applications pending before the United States Patent and Trademark Office. For some of our discoveries, corresponding non-U.S. patent protection has been received or is pending. Aspects of all of our product candidates that are in clinical trials are covered by issued patents and/or pending applications in the U.S. and in foreign countries that we consider to be important commercial opportunities. Based on the subject matter claimed therein, our patents can be categorized as compound-related, including patents covering product candidates, research-related, including patents covering gene sequences and assay methodologies, or diagnostic-related, including patents covering methods of diagnosing disease states and methods of selecting appropriate treatment regimens for disease states. Of the more than 100 U.S. patents that we hold, approximately 28 patents are compound-related, having expiration dates between 2016 and 2021, more than 68 patents are research-related, having expiration dates between 2012 and 2020, and approximately four patents are diagnostic-related, having expiration dates in 2019. Subject to possible patent term extension, the entitlement for which and the term of which we cannot predict, patent protection in the U.S. covering the compounds for our T67 and T607 product candidates will expire in 2016 and 2019, respectively. In addition, for T131 and T487, our other product candidates that are in clinical trials, patent applications are pending, but no patents have yet issued. Although third parties may challenge our rights to, or the scope or validity of, our patents, to date we have not received any communications from third parties challenging our patents or patent applications covering our product candidates.

We are a party to various license agreements that give us rights to use specified technologies in our research and development processes. If we are not able to continue to license any such technology on commercially reasonable terms, our product development and research may be delayed. In addition, we generally do not control the patent prosecution of in-licensed technology and, accordingly, are unable to exercise the same degree of control over this type of intellectual property as we exercise over our internally developed technology.

We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees,

academic collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

Our research and development collaborators may have rights to publish data and other information in which we have rights. In addition, we sometimes engage individuals or entities to conduct research that may be relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. The nature of the limitations depends on various factors, including the type of research being conducted, the ownership of the data and information and the nature of the individual or entity. In most cases, these individuals or entities are, at the least, precluded from publicly disclosing our confidential information and are only allowed to disclose other data or information generated during the course of the research after we have been afforded an opportunity to consider whether patent and/or other proprietary protection should be sought. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information will be imperiled. See “Business—Patents and Other Proprietary Rights” in our Annual Report on Form 10-K for the year ended December 31, 2002.

Third-party claims of intellectual property infringement would require us to spend significant time and money and could prevent us from developing or commercializing our products.

Our commercial success depends in part on not infringing the patents and proprietary rights of other parties and not breaching any licenses that we have entered into with regard to our technologies and products. Because others may have filed, and in the future are likely to file, patent applications covering genes, gene products, therapeutic products or other technologies of interest to us that are similar or identical to ours, patent applications or issued patents of others may have priority over our patent applications or issued patents. We are aware of third-party patents in the biopharmaceutical area with broad claims that, if valid, could affect a wide variety of pharmaceuticals, including T67, T607, T131, T487 and other product candidates that we are pursuing. In addition, patent holders sometimes send communications to a number of companies in related fields suggesting possible infringement, and we, like other biotechnology companies, have received this type of communication, including with respect to some of the third-party patents mentioned above. With respect to the claims raised by such third-party communications regarding our product candidates, we either: believe that our activities do not infringe the patents at issue; believe that such third-party patents are invalid; or, because such third-party patents are the subject of current litigation proceedings with other parties, do not know if such third-party patents are valid. However, it is possible that a judge or jury will disagree with our conclusions regarding non-infringement or invalidity, and we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits. Invalidity, in particular, is difficult to establish, in part because in the United States, issued patents enjoy a presumption of validity that can be rebutted only by clear and convincing evidence of invalidity. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. It is not known whether any license required under any of these patents would be made available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to develop, commercialize and sell our products. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our management and financial resources and we may not prevail in any such litigation.

Furthermore, our commercial success will depend, in part, on our ability to continue to conduct research to identify additional product candidates in current indications of interest or opportunities in other indications. Some of these activities may involve the use of genes, gene products, screening technologies and other research tools that are covered by third-party patents. A recent court decision has indicated that the exemption from patent infringement afforded by 35 U.S.C. 271(e)(1) does not encompass all research and development activities associated with product development. In some instances, we may be required to obtain licenses to such third-party patents to conduct our research and development activities, including activities that may have already occurred. It is not known whether any license required under any of these patents would be made available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to maintain a pipeline of potential product candidates and to bring new products to market. Even if we believe that our activities do not infringe any third-party patents or that such third-party patents are invalid, it is possible that a judge or jury would disagree with our conclusions regarding non-infringement or invalidity, and that we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate such suits.

Even if regulatory authorities approve our products or product candidates for the treatment of the diseases we are targeting, the market may not accept our products or our products may not be commercially successful, and we may be unable to achieve profitability.

Even if our product development efforts are successful and the requisite regulatory approvals are obtained, we may not be able to commercialize our product candidates. Our profitability will depend on the market’s acceptance and the commercial success of our product candidates.

We anticipate that the annual cost of our drug candidates for the treatment under each of the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market any of our drug candidates for an approved disease because we believe that it may not be commercially successful.

In addition, our products may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Market acceptance of and demand for our products and product candidates will depend on many factors, including the following:

•	cost of treatment;

•	pricing and availability of alternative products;

•	ability to obtain third-party coverage or reimbursement for our products or product candidates to treat a particular disease;

•	relative convenience and ease of administration; and

•	prevalence and severity of adverse side effects associated with treatment.

If any of our products do not achieve market acceptance or are not commercially successful, we may not achieve profitability.

If we do not progress in our programs as anticipated, our stock price could decrease.

For planning purposes, we estimate the timing of a variety of clinical, regulatory and other milestones, such as when a certain product candidate will enter clinical development, when a clinical trial will be completed or when an application for regulatory approval will be filed. Our estimates are based on present facts and a variety of assumptions. Many of the underlying assumptions are outside of our control. If such milestones are not achieved when we expect them to be, investors could be disappointed and our stock price could decrease.

We rely on third parties to conduct clinical trials for our drug candidates and those third parties may not perform satisfactorily.

We do not have the ability to independently conduct clinical trials for drug candidates, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to perform this function. We expect that our phase 2/3 trial for the treatment of HCC with T67 will involve as many as 75 clinical sites and other logistical complexities. We are relying on contract research organizations to manage this trial. If third parties in this trial or others do not perform satisfactorily or meet expected deadlines, our clinical trials may be extended or delayed. We may not be able to locate any necessary replacements or enter into favorable agreements with them, if at all. In some cases, we may not be able to obtain regulatory approvals for our drug candidates and therefore may not be able to successfully commercialize our drug candidates for targeted diseases.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenues.

Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates in compliance with regulatory requirements. We depend on our collaborators or third parties for the manufacture of compounds for pre-clinical, clinical and commercial purposes in their manufacturing facilities that comply with the FDA’s current Good Manufacturing Practices, or cGMP, regulations. Our products may be in competition with other products for access to these facilities. Consequently, our products may be subject to manufacturing delays if collaborators or outside contractors give other products greater priority than our products. Problems with any of our contractors’ manufacturing processes could result in a failure to produce adequate supplies or acceptable products, which could cause delays in research and clinical testing, recall of products previously shipped or inability to supply products at all. In addition, changes to manufacturing processes, standards or cGMP regulations could cause delays. For these and other reasons, our collaborators or third parties may not be able to manufacture our products in a cost-effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products on a timely and competitive basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

We currently have no sales, marketing or distribution capability. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities or make arrangements with a third party to perform these services. We intend to market some products directly and rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful and are outside of our control.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that any of our collaborators or we would receive for any products in the future. Further, cost control initiatives could adversely affect our collaborators’ ability to commercialize our products and our ability to realize revenues from this commercialization.

Our ability to commercialize pharmaceutical products, alone or with collaborators, may depend in part on the extent to which reimbursement for the products will be available from:

•	government and health administration authorities;

•	private health insurers; and

•	other third-party payors.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

Some of our advisors and directors, including our chief executive officer, have affiliations that may present conflicts of interest that may be adverse to your best interests.

A. Grant Heidrich, III, chairman of our Board of Directors, also serves on the board of directors of Millennium Pharmaceuticals, Inc. Millennium has publicly disclosed that it is pursuing programs that are competitive with, and may have scientific overlap with, our programs. Edward W. Holmes, M.D., a member of our Board of Directors, also serves on the scientific advisory board of GlaxoSmithKline, which is pursuing programs that compete with our programs. Additionally, members of our Board of Directors and management serve on the boards of directors of privately held companies that may have programs that are competitive, and may have scientific overlap, with our programs. As a result of these potential conflicts of interests, these advisors or directors may act in a manner that advances their best interests and not necessarily our best interests or those of our stockholders.

Because our collaboration agreements may allow our collaborators to develop competitive products, conflicts may arise with our collaborators that may result in the withdrawal of support for our product candidates.

If conflicts of interest arise between us and our corporate or academic collaborators or scientific advisors, they may act in their own self-interest and not in the interest of our stockholders. Some of our corporate or academic collaborators are conducting multiple product development efforts within each disease area on which they collaborate with us. For example, we understand that Japan Tobacco is independently developing drug candidates within the metabolic disease area and Amgen and Medarex are both independently developing drug candidates within the cancer area. These drug candidates may be competitive with those resulting from our collaborations with these companies. Generally, in each of our collaborations, we have agreed not to conduct independently, or with a third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawal of some or all support for our product candidates.

Conflicts may arise between us and our majority-owned subsidiary, Cumbre Inc.

We have a majority-owned subsidiary, Cumbre, in which minority equity interests are held by third parties. In addition, we may establish additional subsidiaries in the future in which the subsidiary sells minority equity interests to third parties. Conflicts may arise between us and Cumbre, including with respect to: the allocation of business opportunities; the sharing of rights, technologies and other resources; and the fiduciary duties owed by officers and directors who provide services to both us and Cumbre. If Cumbre decides to pursue commercial opportunities that are competitive with our own, Cumbre may succeed in developing and marketing products that are more effective or easier to use than those that we may develop or that are marketed before any products we develop are marketed.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop products.

Additional financing will be required in the future to fund operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or us. Together with our majority-owned subsidiary, Cumbre, we have spent $569.4 million since our inception. We expect our operating and capital spending to increase in the future as we expand operations to support the development of new and existing drug candidates. The extent of any actual increases in operating or capital spending will depend on the clinical success of our drug candidates.

We believe that our existing cash and investment securities and anticipated cash flow from existing collaborations, together with the net proceeds of this offering, will be sufficient to support our current operating plan through the first quarter of 2006. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

Raising additional capital by issuing securities or through collaboration and licensing arrangements would cause dilution to existing stockholders or require us to relinquish rights to our technologies or product candidates.

We may raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience dilution. In connection with our collaboration agreement with Amgen, Amgen has agreed to purchase $40.0 million in newly issued

Tularik common stock over the next three years, which will result in dilution to our existing stockholders. To the extent that we raise additional funds through collaboration and licensing arrangements, it will be necessary to relinquish some rights to our technologies or product candidates and we may grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to continue developing our products and we may not become profitable.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

The testing and marketing of medical products entail an inherent risk of product liability. Although we are not aware of any historical or anticipated product liability claims, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. We currently carry product liability insurance that covers our clinical trials up to a $5.0 million annual aggregate limit. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators, or otherwise materially and adversely affect our financial position. We or our corporate collaborators may not be able to obtain such insurance at a reasonable cost, if at all. While under various circumstances we are entitled to be indemnified against losses by our corporate collaborators, indemnification may not be available or adequate should any claims arise.

If we are unable to obtain or maintain our insurance coverage at a reasonable cost and with adequate coverage, our insurance may not cover any liability that may arise.

We currently have insurance policies covering our business, property and product candidates currently in clinical development. However, insurance has become more difficult and costly to obtain and the coverage is narrower than what was previously available. In addition, any claim made against one of our insurance policies could adversely affect our ability to obtain or maintain future insurance coverage at a reasonable cost. If we are unable to obtain or maintain our insurance coverage at a reasonable cost and with adequate coverage, our insurance may not cover any liability that may arise.

If our officers, directors and largest stockholders choose to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders. Moreover, sales by these stockholders could depress our stock price.

As of September 30, 2003, our directors, executive officers and holders of 5% or more of our outstanding common stock and their affiliates beneficially owned approximately 40.1% of our common stock. Accordingly, they collectively have the ability to significantly influence the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

As of September 30, 2003, Amgen Inc. owned 12,500,000 shares of our common stock, which represented approximately 21.1% of our outstanding common stock. These shares held by Amgen are eligible for resale in the public markets, subject to applicable securities laws, including Rule 144. Of these shares, 3,500,000 shares are subject to a one-year holding period under Rule 144 and may not be resold pursuant to Rule 144 prior to June 2004. To the extent that Amgen is deemed to be an “affiliate” of ours for purposes of the federal securities laws, Amgen’s ability to resell any of its shares in the public markets would be subject to the volume and manner of sale restrictions and the notice requirement of Rule 144. In general, under Rule 144, Amgen’s sales in any three-month period could not exceed the greater of 1% of our outstanding shares or the average weekly trading volume of our common stock in the four weeks leading up to Amgen’s filing of a notice of intent to sell. In addition, we have entered into a registration rights agreement with Amgen under which Amgen may require us to register for resale all of these shares. Pursuant to this agreement, Amgen may not require us to file a registration statement with the Securities and Exchange Commission registering for resale any of these shares prior to January 10, 2004. If Amgen sells its shares pursuant to a registration statement, its sales of our common stock would not be subject to the Rule 144 limitations described above. In addition, if Amgen is deemed not to be an “affiliate” of ours, its sales of our common stock would not be subject to the Rule 144 limitations described above, other than the one-year holding period under Rule 144 with respect to 3,500,000 of the shares. In addition, for as long as Amgen owns 10% or more of our outstanding common stock, Amgen will be subject to the short swing trading provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Depending on the circumstances, these provisions may provide some economic disincentive for Amgen to sell shares in the open market or otherwise. Any decision by any large stockholder, including Amgen, to sell substantial amounts of our stock could depress our stock price.

Our stock price may be volatile, and your investment in our stock could decline in value.

The market prices for securities of biotechnology companies, including our stock, have been highly volatile and may continue to be highly volatile in the future. During the first ten months of 2003, our common stock traded between $3.61 and $13.25. During 2002, our common stock traded between $5.83 and $25.36. The following factors, in addition to other risk factors described in this filing, may have a significant impact on the market price of our common stock:

•	adverse results or delays in clinical trials;

•	market conditions for pharmaceutical and biotechnology stocks generally;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	publicity regarding actual or potential medical results relating to products under development by our competitors or us;

•	regulatory developments in the United States and foreign countries;

•	litigation;

•	economic and other external factors or other disasters, wars or crises; or

•	period-to-period fluctuations in financial results.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions:

•	establish that members of the Board of Directors may be removed without cause upon the affirmative vote of stockholders owning at least two-thirds of our outstanding capital stock and removed for cause upon the affirmative vote of stockholders owning a majority of our outstanding capital stock;

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advanced notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings.

We adopted a stockholder rights plan that may discourage, delay or prevent a merger or acquisition that is beneficial to our stockholders.

In December 2002, our Board of Directors adopted a stockholder rights plan that may have the effect of discouraging, delaying or preventing a merger or acquisition that is beneficial to our stockholders by diluting the ability of a potential acquiror to acquire us. Pursuant to the terms of the plan, when a person or group, except under certain circumstances, acquires 20% or more of our outstanding common stock or ten business days after commencement or announcement of a tender or exchange offer for 20% or more of our outstanding common stock, the rights (except those rights held by the person or group who has acquired or announced an offer to acquire 20% or more of our outstanding common stock) would generally become exercisable for shares of our common stock at a discount. Because the potential acquiror’s rights would not become exercisable for our shares of common stock at a discount, the potential acquiror would suffer substantial dilution and could lose its ability to acquire us. In addition, the existence of the plan itself could deter a potential acquiror from acquiring us. As a result, either by operation of the plan or by its potential deterrent effect, mergers and acquisitions of us that our stockholders may consider in their best interests may not occur.

The financial results of Cumbre may impact our future operating results.

The financial results of Cumbre, our majority-owned subsidiary, are consolidated with our own. In the first nine months of 2003 and 2002, Cumbre generated net losses of approximately $5.5 million and $4.7 million, which represented approximately 7% of our consolidated net losses in both periods. In 2002 and 2001, Cumbre generated net losses of approximately $6.5 million and $1.7 million, which represented approximately 7% and 3% of our consolidated net losses, respectively. While two of our executive officers are on the board of directors of Cumbre and another member of Cumbre’s board of directors is on our Board of Directors, the operating goals of Cumbre are different from our goals. Cumbre is focused on building an infrastructure to support drug discovery, while we are using our existing drug discovery infrastructure to advance drug candidates through the development process. Cumbre’s capital expenditures and operating expenses are expected to grow at a faster rate than ours, which may have a significant impact on our future consolidated operating results. Cumbre’s expected faster growth relates to the costs required to build the infrastructure to support Cumbre’s drug discovery efforts. As of September 30, 2003, we owned approximately 52% of the outstanding shares of Cumbre’s capital stock and approximately 48% of Cumbre’s capital stock on a fully diluted, as converted basis (which assumes the exercise of warrants to purchase 76,000 shares of Cumbre’s capital stock, the exercise of options to purchase 1,746,717 shares of Cumbre’s common stock and the conversion of all of Cumbre’s preferred stock outstanding at September 30, 2003). Cumbre may issue additional options subsequent to September 30, 2003. These options may dilute our ownership interest in Cumbre.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of words such as “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions and expectations discussed in these forward-looking statements. Our actual results may differ materially. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since then.

USE OF PROCEEDS

We expect to receive approximately $67.7 million in net proceeds from the sale of 6,000,000 shares of common stock in this offering (or approximately $77.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

We anticipate using the net proceeds from the sale of the common stock offered by this prospectus supplement and the accompanying prospectus to fund research and development (including on-going and future clinical trials), to provide working capital and for general corporate purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PRICE RANGE OF COMMON STOCK

Since December 10, 1999, our common stock has been quoted and traded on the Nasdaq National Market under the symbol “TLRK”. The following table sets forth, for the periods indicated, the reported high and low intraday sales prices per share of our common stock on the Nasdaq National Market:

	High	Low
Year Ended December 31, 2001

First Quarter	$30.50	$16.50
Second Quarter	27.70	16.12
Third Quarter	26.68	15.95
Fourth Quarter	26.08	18.07

Year Ended December 31, 2002

First Quarter	$25.36	$16.25
Second Quarter	17.38	6.40
Third Quarter	9.32	6.28
Fourth Quarter	9.69	5.83

Year Ended December 31, 2003

First Quarter	$7.58	$3.61
Second Quarter	11.90	4.50
Third Quarter	12.24	8.84
Fourth Quarter (through November 10, 2003)	13.25	9.83

The last reported sale price of our common stock on the Nasdaq National Market on November 10, 2003 was $12.01. As of September 30, 2003, there were approximately 288 holders of record of our common stock.

DIVIDEND POLICY

We have never paid our stockholders dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business.

CAPITALIZATION

The following table sets forth as of September 30, 2003:

•	our actual unaudited cash, cash equivalents, short-term investments and capitalization; and

•	our actual unaudited cash, cash equivalents, short-term investments and capitalization as adjusted to give effect to this offering of our common stock using the amounts set forth under “Use of Proceeds” and assuming the underwriters do not exercise their option to purchase additional shares of our common stock.

This table should be read in conjunction with the financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2003
	Actual	As Adjusted
	(in thousands, except share and per share data)

Cash, cash equivalents and short-term investments	$150,329	$218,059

Long-term portion of capital lease obligations	$10,584	$10,584

Total long-term debt	10,584	10,584

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, issuable in series: 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value, 145,000,000 shares authorized; 59,364,625 shares issued and outstanding, actual; and 65,364,625 shares issued and outstanding, as adjusted	59	65
Additional paid-in capital	446,187	513,911
Notes receivable from stockholders	(24)	(24)
Accumulated other comprehensive income	1,334	1,334
Accumulated deficit	(352,667)	(352,667)

Total stockholders’ equity	94,889	162,619

Total capitalization	$105,473	$173,203

DILUTION

The net tangible book value of our common stock on September 30, 2003 was approximately $118.0 million, or approximately $1.99 per share of common stock. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2003. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of 6,000,000 shares of common stock offered by this prospectus supplement and the accompanying prospectus at the public offering price of $11.90 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value at September 30, 2003 would have been approximately $185.8 million, or approximately $2.84 per share. This represents an immediate dilution of $9.06 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$11.90
Net tangible book value per share as of September 30, 2003	$1.99
Increase per share attributable to new investors	0.85

Net tangible book value per share as of September 30, 2003 after giving effect to this offering		2.84

Dilution per share to new investors		$9.06

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering. As of September 30, 2003, there were:

•	9,316,637 shares of common stock underlying outstanding options and warrants at a weighted average exercise price of $10.19 per share; and

•	244,003 shares available for issuance or future grant under our 1997 Equity Incentive Plan, 966,619 shares available for issuance under our 1999 Employee Stock Purchase Plan and 350,000 shares available for issuance or future grant under our 1997 Non-Employee Directors’ Stock Option Plan.

UNDERWRITING

Tularik and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., SG Cowen Securities Corporation, UBS Securities LLC and SunTrust Capital Markets, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	3,300,000
SG Cowen Securities Corporation	1,050,000
UBS Securities LLC	1,050,000
SunTrust Capital Markets, Inc.	600,000

Total	6,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from Tularik to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Tularik. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 900,000 additional shares.

Paid by the Company (1)	No Exercise	Full Exercise
Per Share	$0.714	$0.714
Total	$3,419,533	$4,062,133

(1)	The underwriters will receive an underwriting discount of $0.119 on the sale of any of the 1,452,885 shares of common stock allocated by the underwriters for purchase by Amgen Inc. at the initial price to public. The per share prices set forth in the table above represent prices for shares resold by the underwriters to purchasers other than Amgen Inc., and the total amounts give effect to all shares sold in the offering, including the shares allocated by the underwriters for purchase by Amgen Inc.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.43 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

Tularik, each of its directors and executive officers and Amgen Inc. have agreed with the underwriters, subject to certain permitted exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement without the prior written consent of Goldman, Sachs & Co. These agreements do not prohibit the disposition of up to approximately 10,000 shares of common stock by one of our executive officers. Goldman, Sachs & Co., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Tularik in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

Tularik estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

Tularik has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. In addition, Tularik has agreed to indemnify Amgen Inc. against certain liabilities in connection with the potential sale by the underwriters of shares of common stock to Amgen Inc. in this offering. Tularik has further agreed to include any shares purchased by Amgen Inc. in this offering as registrable securities under the registration rights agreement previously executed between Tularik and Amgen Inc.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Cooley Godward LLP, Palo Alto, California, will pass upon the validity of the issuance of the common stock offered by this prospectus supplement. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2002 and for the year then ended, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of and for the two years ended December 31, 2001 as set forth in their report, which is incorporated in this prospectus supplement and elsewhere in the registration statement by reference to our annual report on Form 10-K for the year ended December 31, 2002. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the Securities and Exchange Commission’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, you can read and copy our Securities and Exchange Commission filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus supplement, while information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement and the accompanying prospectus.

The following documents filed with the Securities and Exchange Commission are incorporated by reference in this prospectus supplement and the accompanying prospectus:

1.	Our annual report on Form 10-K for the year ended December 31, 2002;

2.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

3.	Our quarterly report on Form 10-Q for the quarter ended June 30, 2003;

4.	Our quarterly report on Form 10-Q for the quarter ended September 30, 2003;

5.	Our report on Form 8-K filed with the SEC on May 21, 2003;

6.	Our report on Form 8-K filed with the SEC on November 4, 2003;

7.	Our report on Form 8-K filed with the SEC on November 4, 2003;

8.	Our report on Form 8-K filed with the SEC on November 5, 2003; and

9.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on December 7, 1999, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Tularik Inc., Attention: Investor Relations, 1120 Veterans Boulevard, South San Francisco, California 94080, telephone: (650) 825-7000.

PROSPECTUS

$250,000,000

TULARIK INC.

Common Stock

Debt Securities

From time to time, we may sell common stock and/or debt securities.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the trading symbol “TLRK.” The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market’s National Market or any securities exchange of the securities covered by the prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

September 21, 2001

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”). You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Tularik Inc., the Tularik Inc. logo and all other Tularik names are trademarks of Tularik Inc. in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell common stock and debt securities in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock or debt securities, we will provide a prospectus supplement that will contain more specific information, as set forth below under “The Securities We May Offer.” We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

TULARIK

Tularik engages in the discovery and development of a broad range of novel and superior orally available drugs that act through the regulation of gene expression. Building on our scientific strengths,

we intend to become a world-class pharmaceutical company. Our research programs, all of which address attractive commercial markets, include cancer, viral diseases, inflammation, immune disorders, lipid disorders, diabetes and obesity. We have diversified our drug discovery and development efforts not only across a large number of diseases, but also across multiple promising targets and drug candidates for these diseases.

We were incorporated in California in 1991 and reincorporated in Delaware in 1997. Our principal office is located at Two Corporate Drive, South San Francisco, California 94080 and our telephone number is (650) 825-7000. Our web site is located at www.tularik.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock and various series of debt securities with a total value of up to $250,000,000 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them; and

•	the net proceeds to us.

Common Stock.    We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

Debt Securities.    We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under indentures between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under the caption “Risk Factors” in both the prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus and the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock and/or debt securities could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks or uncertainties occur, the trading price of our common stock and/or debt securities could decline, and you might lose all or part of your investment.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations.

We have generated operating losses since we began operations in November 1991. The extent of our future losses and the timing of potential profitability are highly uncertain, and we may never achieve profitable operations. We have been engaged in discovering and developing drugs since inception, which has required and will continue to require significant research and development expenditures. To date, we have no products that have generated any revenue. As of June 30, 2001, we had an accumulated deficit of approximately $151.8 million. Even if we succeed in developing a commercial product, we expect to incur losses for at least the next several years, and we expect that our losses will increase as we expand our research and development activities. If the time required to generate product revenues and achieve profitability is longer than anticipated, we may not be able to continue our operations. If we fail to obtain the necessary capital, we will not be able to fund our operations.

Because our product candidates are in an early stage of development, there is a high risk of failure.

We have no products that have received regulatory approval for commercial sale. All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. None of our prospective products, including our anti-cancer candidates T138067 (“T67”), T900607 (“T607”) and T904064, licensed from Eli Lilly and Company (“Eli Lilly”) and formerly known as lometrexol (“T64”), and our anti-cytomegalovirus candidate T902611 (“T611”), is expected to be commercially available until at least 2004. Two of our drug candidates, T67 and T607, operate in a similar manner. Based on results at any stage of clinical trials, we may decide to discontinue development of one or both of these compounds. Additionally, even if the clinical results are favorable for both compounds, we may decide to commercialize only one of the compounds.

Our products must satisfy rigorous standards of safety and efficacy before they can be approved by the United States Food and Drug Administration (“FDA”) and international regulatory authorities for commercial use. We will need to conduct significant additional research, pre-clinical testing and clinical trials before we can file applications with the FDA for product approval. Clinical trials are expensive and have a high risk of failure. In addition, to compete effectively, our products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives. Any of our products may not attain market acceptance. Typically, there is a high rate of attrition for products in pre-clinical testing and clinical trials. Also, third parties may develop superior products or have proprietary rights that preclude us from marketing our products. If research and testing is not successful or we fail to obtain regulatory approval, we will be unable to market and sell our future product candidates.

The progress and results of our animal and human testing are uncertain.

Pre-clinical testing and clinical development are long, expensive and uncertain processes. It may take us several years to complete our testing, and failure can occur at any stage of testing. Interim results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a single partial response, such as that seen in phase 1 clinical testing of T67, or even a small number of partial responses, such as those seen in phase 1 clinical testing of T64 and T607, are not necessarily indicative of success in demonstrating efficacy in phase 2 and phase 3 clinical testing. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Commercialization of our product candidates depends upon successful completion of clinical trials. We must provide the FDA and foreign regulatory authorities with clinical data that demonstrates the safety and efficacy of our products before they can be approved for commercial sale. None of the product candidates that we have internally developed or licensed have advanced beyond the stage of human testing designed to determine efficacy, known as phase 2 clinical trials.

Any clinical trial may fail to produce results satisfactory to the FDA. Pre-clinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to perform data collection and analysis and, as a result, we may face additional delaying factors outside our control.

We do not know whether planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule or at all. We do not know whether any clinical trials will result in marketable products. Our product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products will be harmed, and our ability to become profitable will be delayed.

Three of our first four clinical candidates are directed to the treatment of cancer. Anti-cancer drugs generally have a narrow therapeutic window between efficacy and toxicity. If unacceptable toxicity is observed in clinical trials, the trials may be terminated at an early stage. Drug-related deaths may occur in clinical trials with anti-cancer drugs, because drugs for the treatment of cancer are typically dangerous and cancer patients are critically ill. Several deaths occurred during Eli Lilly’s phase 1 clinical trials of T64.

We do not know whether our existing or any future clinical trials will demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or will result in marketable products. Our failure to adequately demonstrate the safety and efficacy of our products under development will prevent receipt of FDA approval and, ultimately, commercialization of our products.

For additional information concerning the testing of our prospective products, see “Business Government Regulation” in our most recent annual report on Form 10-K and any amendments thereto reflected in subsequent filings with the SEC.

Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an Investigational New Drug (“IND”) application. Clinical trials are subject to oversight by institutional review boards and the FDA and:

•	must be conducted in conformance with the FDA’s good clinical, laboratory and manufacturing practice regulations;

•	must meet requirements for informed consent;

•	are subject to continuing FDA oversight;

•	may require large numbers of test subjects; and

•	may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

While we intend to file one to two INDs per year over the next several years, no assurance can be made that we will be able to do so or that the FDA will approve any IND in a timely manner or at all.

Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us.

Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

For additional information concerning regulatory approval of our prospective products, see “Business Government Regulation” in our most recent annual report on Form 10-K and any amendments thereto in subsequent filings with the SEC.

Failure to attract, retain and motivate skilled personnel will delay our product development programs and our research and development efforts.

As of June 30, 2001, we had 317 employees. Our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. Competition for personnel is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists and clinical development personnel. The loss of the services of any of these personnel, in particular, David V. Goeddel, our Chief Executive Officer, could impede significantly the achievement of our research and development objectives. In addition, we will need to hire additional personnel as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel.

The drug discovery methods we employ are relatively new and may not lead to the development of drugs.

The drug discovery methods we employ based upon the regulation of gene expression are relatively new. We do not know if these methods will lead to the discovery of commercially viable drugs. None of our cancer product candidates undergoing clinical testing acts by the regulation of gene expression. There is limited scientific understanding generally relating to the regulation of gene expression and the role of genes in complex diseases, and relatively few products based on gene discoveries have been developed and commercialized by drug manufacturers. Even if we are successful in identifying the pathways that cells use to control the expression of genes associated with specific diseases, these discoveries may not lead to the development of drugs. Furthermore, our drug discovery efforts are focused on a number of target genes, the functions of which have not yet been fully identified. As a result, the safety and efficacy of drugs that alter the expression of these genes have not yet been established. Therefore, we cannot assure you that our research and development activities will result in any commercially viable products. We expect to continue to in-license or acquire additional product candidates to augment the results of our internal research activities, and in-licensed candidates may not result in commercially viable products.

If we cannot maintain our current corporate collaborations and enter into new corporate collaborations, our product development could be delayed.

We rely, to a significant extent, on our corporate collaborators to provide funding in support of our research and to jointly conduct some research and pre-clinical testing functions. If any of our corporate collaborators were to breach or terminate their agreement with us or otherwise fail to conduct the collaborative activities successfully and in a timely manner, the pre-clinical or clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated. We cannot control the amount and timing of resources our corporate collaborators devote to our programs or potential products. In addition, we expect to rely on our corporate collaborators for commercialization of some of our products.

The continuation of any of our partnered drug discovery and development programs may be dependent on the periodic renewal of our corporate collaborations. All of our corporate collaborations have terms of five or fewer years, which is less than the period required for the discovery, clinical development and commercialization of most drugs. Each of our corporate collaboration agreements provides that, upon expiration of a specified period after commencement of the agreement, the corporate collaborator has the right to terminate the agreement on short notice, and each corporate collaboration agreement, other than the agreement with the Roche Bioscience division of Syntex (U.S.A.) LLC, provides that these terminations do not require cause. Our collaboration with Merck & Co. was terminated by Merck in March 1999, our collaboration with Sumitomo Pharmaceuticals Co. expired in January 2000, our collaboration with Taisho Pharmaceutical Co. was terminated by Taisho in March 2000, our collaboration with Japan Tobacco Inc. in the area of obesity/diabetes will expire in September 2001 and Knoll AG has notified us that it is terminating our collaboration effective October 31, 2001. In addition, Japan Tobacco has notified us that the research portion of the lipid disorders collaboration will terminate in September 2001, although the development portion of this collaboration will continue for certain lead compounds in accordance with the terms of the collaboration agreement. Our other corporate collaboration agreements also may terminate before the full term of the collaborations. Moreover, we may not be able to renew these collaborations on acceptable terms, if at all. If funding from one or more of our corporate collaborations were reduced or terminated, we would be required to devote additional internal resources to product development or scale back or terminate some development programs or seek alternative corporate collaborators.

There have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future corporate collaborators. If business combinations involving our corporate collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our corporate collaborations.

Until recently, our corporate collaboration strategy focused on partnering with pharmaceutical companies to fund our research in the regulation of gene expression. Over the past two years, as our partnered and unpartnered research has led to product candidates, our corporate collaboration strategy has evolved. In addition to seeking collaborations for our research-stage programs, we also seek to enter into collaborations for the development of compounds discovered through our research and development efforts. The timing of these collaborations may be linked to clinical results of our product candidates. As a result, we expect our net spending on research and development to increase significantly and that our corporate collaborators will fund a smaller percentage of our expenses than historically.

We may not be able to negotiate additional corporate collaborations on acceptable terms, if at all, and these collaborations may not be successful. Our quarterly operating results may fluctuate significantly depending on the initiation of new corporate collaboration agreements or the termination of existing corporate collaboration agreements.

If we do not realize value from our retained commercialization rights, we may not achieve our commercial objectives.

If we do not effectively exploit the commercialization rights we have retained, we may not achieve profitability. In most of our corporate collaborations, we have retained various commercialization rights for the development and marketing of pharmaceutical products, including rights for specific pharmaceutical indications or in specified geographical regions. For a description of programs for which we have retained commercialization rights, see “Business Corporate Collaborations” in our most recent annual report on Form 10-K and any amendments thereto in subsequent filings with the SEC. We may take advantage of these currently retained rights directly or may exploit retained rights through collaborations with others. The value of these rights, if any, will be largely derived from our ability, directly or with collaborators, to develop and commercialize drugs, the success of which is also uncertain.

The exploitation of retained commercialization rights requires sufficient capital; technological, product development, manufacturing and regulatory expertise and resources; and marketing and sales personnel. We may not be able to develop or obtain these resources in sufficient quantity, or of sufficient quality, to enable us to achieve our objectives. To the extent that we are required to rely on third parties for these resources, failure to establish and maintain our relationships will affect our ability to realize value from our retained commercialization rights. If we seek to commercialize products for which we have retained rights through joint ventures or collaborations, we may be required to relinquish material rights on terms that may not be favorable to us. We do not know whether we will be able to enter into any agreements on acceptable terms, if at all, or whether we will be able to realize any value from our retained commercialization rights.

If our competitors develop and market products that are more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

Our commercial opportunity will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates. With respect to our drug discovery programs, other companies have product candidates in clinical trials to treat each of the diseases for which we are seeking to discover and develop product candidates. These competing potential drugs are further advanced in development than are any of our potential products and may result in effective, commercially successful products. Even if our collaborators or we, are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Our competitors may succeed in developing and marketing products that either are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts and universities and public and private research institutions. In addition, companies pursuing different but related fields represent substantial competition. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do. These organizations also compete with us to:

•	attract qualified personnel;

•	attract parties for acquisitions, joint ventures or other collaborations; and

•	license proprietary technology that is competitive with the technology we are practicing.

If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find an acceptable substitute. For additional information regarding the competition we face, see “Business—Competition” in our most recent annual report on Form 10-K and any amendments thereto reflected in subsequent filings with the SEC.

Because it is difficult and costly to protect our proprietary rights, we cannot ensure their protection.

Our commercial success will depend, in part, on obtaining patent protection on our products and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the breadth of claims allowed in our patents and other companies’ patents.

The degree of future protection for our proprietary rights is uncertain and we cannot ensure that:

•	we were the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications will result in issued patents;

•	any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have an adverse effect on our ability to do business.

In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits.

Others may have filed and in the future are likely to file patent applications covering genes, gene products or therapeutic products that are similar or identical to ours. We cannot assure you that any patent applications or issued patents of others will not have priority over our patent applications or issued patents. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

We are a party to various license agreements that give us rights to use specified technologies in our research and development processes. If we are not able to continue to license this technology on commercially reasonable terms, our product development and research may be delayed. In addition, we generally do not control the patent prosecution of in-licensed technology, and accordingly are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology.

Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we do not apply for patent protection prior to such publication or if we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be imperiled. See “Business Patents and Other Proprietary Rights” in our most recent annual report on Form 10-K and any amendments thereto reflected in subsequent filings with the SEC.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenues.

Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We depend on our collaborators or third parties for the manufacture of compounds for pre-clinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities. Consequently, our products may be subject to manufacturing delays if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products on a timely and competitive basis. The manufacture of T64 is complex, and it may be difficult to efficiently manufacture or to secure an adequate supply of this compound in a timely manner or on an economical basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

We currently have no sales, marketing or distribution capability. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities or make arrangements with a third party to perform these services. We intend to market some products directly and rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to establish in-house sales, marketing and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful and are outside of our control.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that any of our collaborators or we would receive for any products in the future. Further, cost control initiatives could adversely affect our collaborators’ ability to commercialize our products, and our ability to realize revenues from this commercialization.

Our ability to commercialize pharmaceutical products, alone or with collaborators, may depend in part on the extent to which reimbursement for the products will be available from:

•	government and health administration authorities;

•	private health insurers; and

•	other third-party payors.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

If conflicts arise between our collaborators, advisors or directors and us, they may act in their self-interest, which may be adverse to your best interests.

If conflicts arise between us and our corporate or academic collaborators or scientific advisors, the other party may act in its self-interest and not in the interest of our stockholders. Some of our corporate or academic collaborators are conducting multiple product development efforts within each disease area that is the subject of the collaboration with us. Generally, in each of our collaborations, we have agreed not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawal of support for our product candidates.

Genentech, Inc. is a potential competitor of ours and is also one of our investors. David V. Goeddel, our Chief Executive Officer and a member of our board of directors, is a consultant to Genentech. A. Grant Heidrich, III, Chairman of our board of directors, serves on the board of directors of Millennium Pharmaceuticals, Inc. Millennium has publicly disclosed that it is pursuing programs that are competitive with, and may have scientific overlap with, our programs.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop products.

We expect that additional financing will be required in the future to fund operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or us. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities.

We believe that existing cash and investment securities and anticipated cash flow from existing collaborations will be sufficient to support our current operating plan through mid-2003. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our

most recent annual report on Form 10-K and our quarterly reports on Form 10-Q for quarters ended subsequent to our filing of such Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC.

We may raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to continue developing our products.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We or our corporate collaborators may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances we are entitled to be indemnified against losses by our corporate collaborators, indemnification may not be available or adequate should any claim arise.

If our officers, directors and largest stockholders choose to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

As of June 30, 2001, our directors, executive officers and holders of 5% or more of our outstanding common stock and their affiliates beneficially owned approximately 37.8% of our common stock. Accordingly, they collectively have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

In particular, as of June 30, 2001, BZ Group Holding Limited, together with its subsidiaries, including Pharma Vision AG, beneficially owned approximately 24.7% of our outstanding common stock. David V. Goeddel, our Chief Executive Officer and a member of our board of directors, is a member of the board of directors of Pharma Vision. BZ Group Holding Limited and Pharma Vision are not parties to any standstill or other agreement limiting their ability to acquire additional shares of our capital stock and may in the future, through open market purchases or otherwise, acquire additional shares of our common stock.

Our stock price may be volatile, and your investment in our stock could decline in value.

The market prices for securities of biotechnology companies, including our stock price, have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our securities:

•	market conditions for pharmaceutical and biotechnology stocks generally;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	publicity regarding actual or potential medical results relating to products under development by our competitors or us;

•	regulatory developments in the United States and foreign countries;

•	litigation;

•	economic and other external factors or other disasters or crises; or

•	period-to-period fluctuations in financial results.

The securities we are offering may not develop an active public market, which could depress the resale price of the securities.

The securities we are offering, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

•	establish that members of the board of directors may be removed only for cause upon the affirmative vote of stockholders owning at least two-thirds of our capital stock;

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements include but are not limited to statements about:

•	our strategy;

•	the progress of our research programs, including clinical testing;

•	sufficiency of our cash resources;

•	revenues from existing and new collaborations;

•	product development;

•	our research and development and other expenses; and

•	our operations and legal risks.

These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q for the quarters ended subsequent to our filing of such Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus. The risks contained on pages 3 through 13 of this prospectus, among other things, should be considered in evaluating our prospects and future financial performance.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2000 and in the six-month period ended June 30, 2001. “Earnings” consist of income before taxes or loss from continuing operations, excluding the cumulative effect of a change in accounting principle, plus fixed charges, and “fixed charges” consist of interest expense incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Years Ended December 31,					Six Months Ended June 30, 2001
	1996	1997	1998	1999	2000
	(in thousands)
Deficiency of earnings available to cover fixed charges	$5,480	$25,374	$10,539	$25,538	$38,457	$21,108

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 145 million shares of common stock, $.001 par value, and five million shares of preferred stock, $.001 par value. As of June 30, 2001, there were 49,162,655 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of Tularik, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent our having a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any of the authorized preferred stock.

Registration Rights

As of the date hereof, holders of approximately 8.6 million shares of common stock, including shares issuable upon exercise of outstanding warrants to purchase shares of common stock, or their transferees, are entitled to certain rights with respect to registration of those shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense (other than applicable underwriting discounts and commissions), their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense (other than applicable underwriting discounts and commissions) and on not more than one occasion, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us at our expense (other than applicable underwriting discounts and commissions) to register their shares on Form S-3, subject to certain limitations.

Anti-Takeover Effects of Provisions of Charter Documents

Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

•	does not provide for the use of cumulative voting in the election of directors;

•	provides that the authorized number of directors may be changed only by resolution of our board of directors; and

•	authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. Our board of directors currently consists of five members, who will be elected at each annual meeting of our stockholders. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our securities. We are not subject to Section 203 of the Delaware General Corporation Law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, National Association. Its address is 161 North Concord Exchange, South St. Paul, MN 55075-1139 and its telephone number is (800) 468-9716.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional or provisional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours or a third party. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to notes of any series occurs and is continuing, other than an event of default specified in the last two bullet points above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last two bullet points above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with NASD guidelines, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain partners and associates of Cooley Godward LLP own an aggregate of 1,346 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock and debt securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at Seven World Trade Center, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our annual report on Form 10-K for the year ended December 31, 2000;

2.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2001;

3	Our quarterly report on Form 10-Q for the quarter ended June 30, 2001;

4.	Our report on Form 8-K filed with the SEC on July 25, 2001; and

5.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Tularik Inc., Attention: Corporate Secretary, Two Corporate Drive, South San Francisco, CA 94080, telephone: (650) 825-7000.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in the prospectus and the prospectus supplement. You must not rely on any unauthorized information or representations. The prospectus and the prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in the prospectus and the prospectus supplement is current only as of their respective dates.

Prospectus Supplement

Prospectus

6,000,000 Shares

Tularik Inc.

Common Stock

Goldman, Sachs & Co.

SG Cowen

UBS Investment Bank

SunTrust Robinson Humphrey